Exhibit 10.34

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This SEVENTH Amendment to Credit Agreement (the “Amendment”) is made and entered into as of March 7, 2007 by and between BANK OF THE WEST (the “Bank”) and ALPHATEC SPINE, INC. (the “Borrower”) with respect to the following:

This Amendment shall be deemed to be a part of and subject to that certain Credit Agreement dated as of January 24, 2006, as it may be amended from time to time, and any and all addenda and riders thereto (collectively the “Agreement”). Unless otherwise defined herein, all terms used in this Amendment shall have the same meanings as in the Agreement. To the extent that any of the terms or provisions of this Amendment conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

WHEREAS, the Borrower and the Bank mutually desire to extend and/or modify the Agreement.

NOW THEREFORE, for value received and hereby acknowledged, the Borrower and the Bank agree as follows:

1.	Modification of Definition of Borrowing Base. Commencing with the date of this Amendment, Section 1.1.6 of the Agreement is hereby deleted and replaced with the following: “Borrowing Base”: shall mean, as determined by the Bank from time to time, the lesser of: (i) 80% of the aggregate amount of Eligible Accounts of the Borrower plus the lesser of 50% of the aggregate amount of book entry Accounts outstanding not more than 15 days from the date of entry or $500,000.00 plus the lesser of 40% of the Value of Acceptable Inventory of the Borrower which consists of raw materials, work-in-process or finished goods plus 20% of the Value of Acceptable Inventory which consists of inventory held at the customer's location or $500,000.00, (ii) the total amount of deposits which are maintained by Borrower at Bank which are neither demand deposit accounts or pledged as collateral, or (iii) $12,000,000.00.

2.	Modification of Definition of Reporting and Certification Requirements. Commencing with the date of this Amendment, the first paragraph only of Section 6.1(v) of the Agreement is hereby deleted and replaced with the following: “Not later than 30 days after the end of each month, (i) a borrowing base certificate in the form attached hereto as Exhibit “A” (“Borrowing Base Certificate”), executed by Borrower and certifying the Amount of the Eligible Accounts, and the total amount of deposits which are maintained by Borrower at Bank which are neither demand deposit accounts or pledged as collateral, as of the last day of the preceding month; and, (ii) an aging of accounts receivable indicating separately the amount of accounts due from each Account Debtor and the amount of total accounts receivable which are current, 31 to 60 days past the due date, 60 to 90 days past the due date, and the amount over 90 days past the due date and an aging of accounts payable indicating the amount of such payables which are current 31 to 60 days past the due date, 60 to 90 days past the due date, and the amount over 90 days past the due date; and, (iii) a schedule of inventory specifying the Value thereof in the form attached hereto as Exhibit “B”, and such other matters and information relating to the Borrower’s inventory as the Bank may request.

3.	Modification of Financial Condition/Net Loss. Commencing with the date of this Amendment, Section 6.2(i) of the Agreement is hereby deleted and replaced with the following: A maximum net loss, during the period commencing January 1, 2007, not to exceed $6,500,000.00 measured as of each quarter end in the year 2007.

4.	Deletion of Financial Condition/Quarterly Profitability and Annually Net Profit. Sections 6.2(ii) and 6.2(iii) of the Agreement are hereby deleted in their entirety.

5.	Representations and Warranties. The Borrower hereby reaffirms the representations and warranties contained in the Agreement and represents that no event, which with notice or lapse of time, could become an Event of Default, has occurred or is continuing.

6.	Confirmation of Other Terms and Conditions of the Agreement. Except as specifically provided in this Amendment, all other terms, conditions and covenants of the Agreement unaffected by this Amendment shall remain unchanged and shall continue in full force and effect and the Borrower hereby covenants and agrees to perform and observe all terms, covenants and agreements provided for in the Agreement, as hereby amended.

7.	Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of California to which jurisdiction the parties hereto hereby consent and submit.

8.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first hereinabove written.

BANK:		BORROWER:

BANK OF THE WEST		ALPHATEC SPINE, INC.

BY:	/s/ Kris Ilkov	BY:	/s/ Steven M. Yasbek
NAME:	Kris Ilkov, Vice President	NAME:	Steven Yasbek, Vice President and Chief Financial Officer

ADDRESS:

2051 Palomar Airport Road, Suite 100 Carlsbad, CA 92011

INVOICE

March 8th 2007

Mr. Steven Yasbek, CFO

ALPHATEC SPINE, INC

2051 Palomar Airport Road, Ste 100

Carlsbad, CA 92011

Dear Steve:

This letter is our invoice for the following:

Amendment Waiver Fee of $50,000.00

Please authorize us to debit your account #672-017696 for $50,000.00 by signing below and faxing back to us at (619) 595-1918

We authorize Bank of the West to debit account no. 672-017696 for the waiver fee of 50,000.00

/s/ Steven M. Yasbek
Steven Yasbek, CFO – Alphatec Spine Inc

Thank you for your banking business and for your assistance with this matter. If you have any questions, please give me a call.

/s/ Kristian T. Ilkov Kristian T. Ilkov, VP
San Diego National Banking Office

March 5, 2007

Steven Yasbek CFO

Alphatec Spine, Inc

2051 Palomar Airport Rd, Ste 100

Carlsbad, CA 92011

RE:	Credit Agreement dated January 24th, 2006 executed by Alphatec Spine, Inc. (“Borrower”)
and Bank of the West (“Bank”) (the “Agreement”)

Dear Mr. Yasbek:

Borrower has requested the following waiver in connection with the subject Agreement.

Bank hereby waives Borrower’s breach of Section 6.2(iii and iv) of the Agreement occurring for the period ending December 31st, 2006. Any further breach of that Section is not waived.

Except to the extent of this and any prior waiver, the Agreement shall remain unaltered and in full force and effect. This letter shall not be a waiver of any existing default or breach of a covenant unless specified herein.

This waiver shall be effective only upon receipt by the Bank of the enclosed acknowledgment copy executed by the Borrower and Alphatec Holdings, Inc, guarantor to the Agreement. If the foregoing is acceptable, please sign the enclosed copy and return to the undersigned not later than                     .

Sincerely,

/s/ Kristian Ilkov
Kristian Ilkov,
Vice President

Accepted and Agreed to

Date: 3-13-07

Alphatec Spine, Inc., Borrower

By:	/s/ Steven M. Yasbek
Its:	CFO

Alphatec Holdings, Inc., Guarantor

By:	/s/ Steven M. Yasbek
Its:	CFO

San Diego National Banking Office 1280 Fourth Avenue San Diego, CA 92101 (619) 234-0938 Fax (619) 595-1918	Member FDIC